Sub-Item 77D: Policies with Respect to Security Investments

The Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Equity
Growth Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Satellite Strategies Portfolio (collectively, the "Portfolios") made certain modifications to their respective investment policies. These changes are described in the Portfolios' Prospectuses filed pursuant to Rule 485(b) under the Securities Act of 1933 with the Securities and Exchange
Commission on April 28, 2017 (Accession No. 0001193125-17-147333),
which is incorporated herein by reference.